UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 22, 2008

Home Federal Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-18847	35-1807839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Washington Street, Columbus, Indiana		47201
(Address of Principal Executive Offices)		(Zip Code)

(812) 522-1592
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 22, 2008, the Board of Directors of Home Federal Bancorp (the “Company”) considered and approved Change in Control Agreements (“Agreements”) between the Company’s wholly owned Indiana commercial bank, HomeFederal Bank (the “Bank”), and the officers noted below, each of which Agreements is attached as an exhibit hereto and incorporated herein by this reference. In each case, the Agreements terminate, supersede and replace previously disclosed employment agreements with the Bank.

Officer and Title	Agreement	Exhibit No.

Mark T. Gorski Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Company and Bank	Change in Control Agreement (which terminates, supersedes and replaces the Amended and Restated Employment Agreement for Mark T. Gorski)	10.1

Charles R. Farber Executive Vice President of Company and Bank	Change in Control Agreement (which terminates, supersedes and replaces the Amended and Restated Employment Agreement for Charles R. Farber)	10.2

Each of the Agreements has an initial term continuing until January 1, 2009. The Board of Directors, in its discretion, may review each Agreement and authorize additional one-year extensions of the term at each January 1 anniversary date thereafter.  The Agreements provide that the officer will receive certain payments and welfare benefits upon the occurrence of a “change in control” (as defined in the Agreements) of the Bank or the Company followed within 12 months by a voluntary termination or an “involuntary termination” (as defined in the Agreements) of the officer’s employment with the Bank, whether or not such termination occurs during the term of an Agreement.

Generally, a change in control within the meaning of the Agreements occurs upon the following events (i) acquisition of ownership of stock of the Bank or the Company constituting more than 50% of the total fair market value or total voting power of the stock; (ii) change in the effective control of the Bank or the Company by acquisition of 30% or more of the total voting power of the stock or replacement of a majority of the members of the Company’s Board of Directors in certain circumstances; or (iii) change in ownership of a substantial portion of the Bank’s assets.

When a change in control is followed within 12 months by either a voluntary termination or an involuntary termination, then the Bank will pay the officer in a lump sum in cash within 31 business days after the termination an amount equal to 300% of the officer’s base amount of compensation and will cause substantially identical life, health and disability coverage to be continued on the officer’s behalf for a 12-month period following termination. If the officer obtains substantially identical coverage from another employer during that 12-month period, then the life, health and disability coverage provided by the Company may cease.

All the benefits prescribed in the Agreements are subject to specific definitions and compliance requirements imposed by the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation certain payment reductions to prevent the payments from being nondeductible by the Bank for federal income tax purposes under Section 280G of the Code and certain limitations to insure that the timing of the payments complies either with (i) short-term deferral payment treatment rules or voluntary window program exceptions under the Code, or (ii) with Section 409A of the Code.

Under the Agreements, the Bank must require any successor or assign to assume and agree to perform the Agreements. The Agreements also include a binding arbitration provision for the resolution of any disputes.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Change in Control Agreement (Mark T. Gorski)
10.2	Change in Control Agreement (Charles R. Farber)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: January 23, 2008	HOME FEDERAL BANCORP

	By:	/s/ John K. Keach Jr.
	Printed:	John K. Keach Jr.
	Title:	Chairman/CEO

EXHIBIT INDEX

Exhibit Number	Description	Location
10.1	Change in Control Agreement (Mark T. Gorski)	Attached
10.2	Change in Control Agreement (Charles R. Farber)	Attached